Exhibit 99.2

IO Biotech Appoints Helen Collins, MD, to its Board of Directors

NEW YORK, November 13, 2023 (GLOBE NEWSWIRE) — IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune modulating cancer vaccines based on its T-win® technology platform, announced the appointment of Helen Collins, MD, to its board of directors. Dr. Collins is an industry veteran with significant experience in oncology/hematology drug development and will serve on the Research and Development Committee of the Board.

“We are pleased to welcome Helen, an accomplished healthcare executive with extensive drug development and corporate strategy experience, to our Board of Directors,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “I look forward to Helen’s contributions to the board as we work to potentially bring our lead cancer vaccine candidate, IO102-IO103, to market for patients with advanced melanoma as early as 2025.”

“I am inspired by IO Biotech’s unique approach that has the potential to transform the way many cancers are treated today,” said Dr. Collins. “The Phase 1/2 data of lO102-IO103 in combination with a PD-1 inhibitor to treat first-line advanced melanoma patients showed a remarkable overall response rate of 80% and the data generated from the company’s Phase 2 study in patients with non-small cell lung cancer and squamous cell cancer of the head and neck is promising. I look forward to working with the company as they complete their pivotal Phase 3 trial and work to fulfill their mission of changing the treatment paradigm for patients with cancer.”

Dr. Collins joins the IO Biotech board of directors with more than 25 years of medical experience. She is currently the Chief Medical Officer at Enliven Therapeutics. Prior to Enliven, she served as Chief Medical Officer and Executive Vice President at Five Prime Therapeutics, where she was responsible for the strategy and execution of the company’s clinical development plans until its acquisition by Amgen in April 2021. Previously, Dr. Collins held positions of increasing responsibility at Gilead Sciences, most recently as Program and Clinical Lead for Gilead’s GS-5829 (BET inhibitor) and GS-4059 (BTK inhibitor) programs, and Amgen, most recently as Global Lead of Oncology Biosimilars. Dr. Collins currently serves on the board of directors for Kura Oncology. Prior to her career in the biopharma industry, Dr. Collins practiced as a medical oncologist/hematologist for 12 years. She earned her MD from Johns Hopkins University School of Medicine, completing her residency at Johns Hopkins Hospital and oncology fellowship at Stanford University School of Medicine, and her BA from Bryn Mawr College.

About IO102-IO103

IO102-IO103 is an investigational immune modulating therapeutic cancer vaccine designed to target the immunosuppressive mechanisms mediated by the proteins indoleamine 2,3-dioxygenase (IDO) and programmed death ligand (PD-L1). The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced melanoma patients, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced non-small cell lung cancer and head and neck cancer (SCCHN), and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) evaluating IO102-IO103 plus pembrolizumab as a perioperative treatment in solid tumors including melanoma and SCCHN. The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line advanced melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a breakthrough therapy designation for the treatment of unresectable/metastatic melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding future clinical trials and results, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

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